Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Energy Conversion Devices, Inc. on Form S-1 of our report dated October 21, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to
(i) the Company's change in method of accounting for goodwill and other intangible assets in fiscal year 2003, and (ii) substantial doubt about the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Detroit, Michigan
March 9, 2004